Filed pursuant to Rule 433
Registration Statement No. 333-231751
Dated July 12, 2021

The Toronto-Dominion Bank
Autocallable Contingent Interest Barrier Notes
Autocallable Contingent Interest Barrier Notes Linked to the Least Performing among the Common Stock of General Motors Company and the Common Stock of Tesla, Inc. Due on or about July 20, 2023

Summary of Preliminary Terms
This summary of preliminary terms is not complete. Investors should read the preliminary pricing supplement, which can be accessed via the link below, and the other documents referred to therein, as well as the “Selected Risk Considerations” section below before making an investment decision. The actual terms of the Notes will be determined on the Pricing Date.
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Assets:	The Common Stock of Overstock.com, Inc. (Bloomberg Ticker: OSTK UW “OSTK”) and the Common Stock of Tesla, Inc. (Bloomberg Ticker: TSLA UW “TSLA”)
Term:	Approximately 2 years, subject to an automatic call
Principal Amount:	$1,000 per Note
Pricing Date:	Expected to be July 16, 2021
Issue Date:	Expected to be July 21, 2021, which is three Business Days following the Pricing Date
Final Valuation Date:	Expected to be July 17, 2023*
Maturity date:	Expected to be July 20, 2023*
Contingent coupon:	At least 19.50% per annum (to be determined on the Pricing Date).
Contingent Interest Observation Dates:	Monthly, on the 16th calendar day of each month, commencing on August 16, 2021 and ending on the Final Valuation Date*
Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date*

Call Observation Dates:	Monthly, on the 16th calendar day of each month, commencing on October 16, 2021 and ending on June 16, 2023*
Call Payment Date:	If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Call Observation Date*
Initial Value:	With respect to OSTK, $[●] (to be determined on the Pricing Date). With respect to TSLA, $[●] (to be determined on the Pricing Date).
Call Threshold Value:	With respect to OSTK, $[●] (80.00% of its Initial Value, to be determined on the Pricing Date). With respect to TSLA, $[●] (80.00% of its Initial Value, to be determined on the Pricing Date).
Contingent Interest Barrier Value:	With respect to OSTK, $[●] (60.00% of its Initial Value, to be determined on the Pricing Date). With respect to TSLA, $[●] (60.00% of its Initial Value, to be determined on the Pricing Date).
Barrier Value:	With respect to OSTK, $[●] (50.00% of its Initial Value, to be determined on the Pricing Date). With respect to TSLA, $[●] (50.00% of its Initial Value, to be determined on the Pricing Date).
Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date
Percentage Change:	For each Reference Asset, the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Underwriting Discount:	Up to $32.50 (3.25%) per Note**
CUSIP / ISIN:	89114TN81 / US89114TN816
Pricing Supplement:	Preliminary Pricing Supplement dated July 12, 2021
* Subject to postponement for market disruption events and non-trading days, as applicable, as described in the accompanying preliminary pricing supplement.
** See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying preliminary pricing supplement.

Investment Description
Call Feature
If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

Contingent Interest Payment
If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount x Contingent Interest Rate x 1/12
If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.

Payment at Maturity
If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment per Note equal to:
•	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
Principal Amount of $1,000.
•	If the Final Value of any Reference Asset is less than its Barrier Value:
$1,000 + $1,000 x Least Performing Percentage Change.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC

The Toronto-Dominion Bank

Selected Risk Considerations
•
Your Investment in the Notes May Result in a Loss. The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.

•
You Will Not Receive Any Contingent Interest Payment for Any Contingent Interest Payment Date If the Closing Value of Any Reference Asset on the Corresponding Contingent Interest Observation Date Is Less Than its Contingent Interest Barrier Value.

•	The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation in the Price of Any Reference Asset.
•	Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
•
The Amounts Payable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date) and Call Observation Dates.

•	The Contingent Interest Rate Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
•	You Will Have No Rights to Receive Any Shares of Any Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions by Any Reference Asset.
•	There Are Single Stock Risks Associated with each Reference Asset.
•	Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).
•
Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of no Contingent Interest Payments and Losing a Significant Portion of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset.

•	We Do Not Control any Reference Asset Issuer and Are Not Responsible for Any of their Disclosures.
•	The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
•	The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.

•	The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
•	If the Values of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	You Will Have Limited Anti-Dilution Protection.
•	The Contingent Interest Observation Dates (including the Final Valuation Date), Call Observation Dates and the Related Payment Dates are Subject to Market Disruption Events and Postponements.
•	Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable on, the Notes.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
•	Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The above summary of selected risks does not describe all of the risks associated with an investment in the Notes. You should read the accompanying preliminary pricing supplement and the other documents referred to therein for a more complete description of risks relating to the Notes.
Additional Information
We have filed a registration statement (including a prospectus), a product prospectus supplement and a pricing supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. You should read the accompanying preliminary pricing supplement, product prospectus supplement and prospectus in the registration statement (File No. 333-231751) and the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or TD Securities (USA) LLC will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.

This summary of preliminary terms does not contain all of the material information an investor should consider before investing in the Notes. This summary of preliminary terms is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

TD SECURITIES (USA) LLC